CNS, INC.
                    NON-EXCLUSIVE DISTRIBUTORSHIP AGREEMENT


         THIS AGREEMENT is made and entered into as of the 8th day of May, 1995 between CNS, Inc., a Delaware corporation ("Manufacturer"), and Aequitron Medical, Inc., a Minnesota corporation ("Distributor").

                              B A C K G R O U N D

         Manufacturer is in the business of manufacturing and marketing a device known as the Breathe Right(R) nasal strip, which improves nasal breathing by reducing nasal airflow resistance. Distributor has established sales channels to the professional health care market. Manufacturer desires to enter into a distribution agreement with Distributor for the purpose of developing distribution channels for the Breathe Right nasal strip to the professional health care market, on the terms and conditions set forth in this Agreement.

                              TERMS AND CONDITIONS

         NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

         1. NON-EXCLUSIVE DISTRIBUTORSHIP.

                  1.1 Subject to the terms and conditions contained herein, Manufacturer grants to the Distributor, and the Distributor hereby accepts, the rights and responsibilities of a non-exclusive distributor of the products described in Exhibit A (the "Products") in the Professional Health Care Market in the United States and all of its possessions and territories (the "Territory"). The "Professional Health Care Market" shall mean (i) hospitals, medical clinics and other health care facilities, including accute and sub-accute health care facilities and freestanding sleeplabs, and (ii) those persons or entities commonly referred to as home health care dealers that purchase medical devices for the purpose of providing in-home health care services. Distributor is prohibited from selling the Products to any customer who is not in the Professional Health Care Market or who is not in the Territory.

                  1.2 Nothing contained herein shall in any manner restrict or limit Manufacturer in regard to appointing another distributor for the Products in the Territory or in regard to selling directly or through other outlets.

         2. DISTRIBUTOR NOT MADE AN AGENT. Each of the parties is an independent contractor and nothing contained herein shall be deemed or construed to create the relationship of an agency, partnership, joint venture, franchise or any other association or relationship between the parties except that of an exclusive distributor relationship. Distributor is not granted any right or authority to assume or create any obligations or responsibilities, express or implied, on behalf, or in the name of, Manufacturer or to bind Manufacturer in any manner or thing whatsoever, without the prior written approval and acceptance by Manufacturer in each instance. Distributor acknowledges that it has paid no fee or other consideration for any right under this Agreement. It is the express intent of the parties, pursuant to their right to freedom to contract, that this Agreement shall govern the obligations of each to the other and the right of each resulting from such relationship and that no federal or state franchise law or any other law purporting to alter the relationship between Manufacturer and Distributor, presently in force or hereinafter enacted, may apply to the rights and obligations of and between the parties of this Agreement. The rights and obligations of the parties in the event of termination of this Agreement have been separately bargained for and are intended by both parties to be in lieu of any rights or obligations arising under any state or federal franchise law, or any other law purporting to alter the relationship between the parties.

         3. PURCHASE ORDERS.

                  3.1 No purchase orders of Distributor shall be binding upon Manufacturer until accepted by Manufacturer in writing at its general office in Chanhassen, Minnesota. Except as otherwise agreed in writing by Manufacturer, an order may not be cancelled by Distributor after it has been accepted.

                  3.2 All sales of Products by Manufacturer to Distributor hereunder shall be subject to the provisions of this Agreement and shall not be subject to the terms and conditions contained in any purchase order of Distributor or confirmation of Manufacturer, except insofar as any such purchase order or confirmation establishes (a) the quantity of Products to be sold or (b) the shipment date of Products.

                  3.3 If Distributor shall default in any payment due Manufacturer or if its financial condition shall at any time seem to Manufacturer inadequate to warrant further shipments, Manufacturer shall have the right to cancel any orders, delay any shipments to Distributor until payment is made or assurances required by Manufacturer are received, or terminate this Agreement in accordance with Section 11.

                  3.4 All orders of Distributor for Products shall be subject to such reasonable allocation as, in the sole judgment of Manufacturer, may be necessary or equitable in the event of any shortages of the Products at any time.

                  3.5 In the event either Distributor or Manufacturer sends a notice of termination of this Agreement pursuant to Section 11, all subsequent purchases by Distributor of Products from Manufacturer shall be C.O.D.

         4. SHIPMENT OF THE PRODUCTS.

                  4.1 Subject to delay due to force majeure, Manufacturer will endeavor to ship Products on the date indicated in Manufacturer's written acceptance of Distributor's purchase order. Manufacturer reserves the right to extend any such delivery period due to business circumstances.

                  4.2 All Products sold by Manufacturer to Distributor hereunder will be shipped by Manufacturer F.0.B. Manufacturer's loading dock at Chanhassen, Minnesota ("Shipping Point").

                  4.3 Distributor shall assume all risk of loss for Products upon delivery by Manufacturer of the Products to the Shipping Point.

                  4.4 Distributor will pay all loading, freight, shipping, insurance, forwarding and handling charges, taxes, storage, and all other charges applicable to the Products after they are delivered by Manufacturer to the Shipping Point.

                  4.5 All Products will be shipped in bulk quantities.

         5. PRICE AND PAYMENT.

                  5.1 Manufacturer agrees to sell the Product to Distributor F.O.B. Shipping Point at the prices set forth on Exhibit A, which prices may be changed by Manufacturer at any time and from time to time. Distributor shall be given ninety (90) days' prior written notice prior to the effective date of any change in the price of the Products.

                  5.2 Except as otherwise provided in this Agreement, Distributor shall pay Manufacturer for each shipment of Products within thirty (30) days of the date of the invoice issued by Manufacturer in conjunction with such shipment. Any payment received more than thirty
         (30) days after invoice date will be subject to a service charge of two percent (2%) per month.

         6. RETURNED GOODS POLICY.

                  6.1 All returns must be authorized in writing by Manufacturer prior to the return of the Products, freight prepaid.

                  6.2 Products are not returnable unless Manufacturer determines upon inspection that such Products deviated from its standards when shipped.

                  6.3 Complaints concerning package conditions of any Products must be made within fifteen (15) days of receipt by Distributor of such Products.

         7. DISTRIBUTOR SALES SUPPORT BY MANUFACTURER. In support of Distributor's sales efforts to promote Products in the Territory, Manufacturer will furnish, at no cost to Distributor, (i) medical literature, including abstracts of clinical studies and medical journal articles, (ii) sales and promotional materials as may be developed by Manufacturer, such as technical data, instructional manuals, films, slides and technical journal reprints, and
(iii) samples of Products in reasonable quantities, as determined by Manufacturer acting in good faith.

         8. NO COMPETING PRODUCTS. Distributor agrees that during the term of this Agreement, Distributor shall not, either directly or indirectly, promote, arrange for the sale of, or sell, within the Territory, any product which is similar in purpose or function to, or otherwise competitive with, the Products, without the prior written consent of Manufacturer. For purposes of this Agreement, competing products shall be defined as other non-electrical or electro-mechanical nasal dilators or drug-free decongestants. The performance of any of the activities described in this Section 8 by an affiliate of Distributor shall be deemed to be the performance of those activities by Distributor. An "affiliate of Distributor" shall include any person, corporation, partnership, or other legal entity which is in control of, is controlled by, or is under common control with Distributor, directly or indirectly.

         9. DISTRIBUTOR RESPONSIBILITIES. In addition to the duties and responsibilities outlined elsewhere in this Agreement, Distributor agrees as follows:

                  9.1 Distributor shall devote its best efforts to promote, and will vigorously promote, the sale and acceptance of Products to the Professional Health Care Market throughout the Territory. Distributor shall provide its customers with all necessary and appropriate training and support regarding the use of the Products. Manufacturer will furnish information to aid in the orientation and training of Distributor's service and sales personnel.

                  9.2 Distributor shall promptly furnish to Manufacturer any information which Manufacturer may determine necessary or appropriate (in such detail as Manufacturer may request) to ascertain current or potential sales of the Products in the Territory, including (i) a written six-month rolling forecast for the Products by model number, which forecast shall be given to Manufacturer on or before the 10th day of each month, and (ii) a written three-month historical report listing sales made by customer, which report shall be given to Manufacturer within 30 days after the end of a calendar quarter. Distributor further agrees to inform Manufacturer promptly of any change in market conditions in the Territory which might affect current or potential sales of Products in the Territory.

                  9.3 Distributor shall maintain at least a thirty (30) day inventory of the Products and shall provide suitable storage facilities for such inventory, said facilities to be properly maintained free of contamination.

                  9.4 Distributor shall furnish customers and potential customers with such advertising, promotional and informational materials as Manufacturer may request. All advertising or promotional materials utilized by Distributor, its agents or employees in conjunction with the sale of Products, other than such sales literature as is furnished to Distributor by Manufacturer, shall be approved, in writing, by Manufacturer prior to their use or dissemination. Distributor shall publicize all of the Products in Distributor's advertising and literature.

                  9.5 Distributor shall cooperate fully with Manufacturer in dealing with customer complaints concerning the Products and shall take such action to resolve such complaints as may be requested by Manufacturer.

                  9.6 Distributor agrees, during the term of this Agreement, to comply with all FDA regulations applicable to the Products. Distributor shall not, in any way, misrepresent the nature or indications for use of the Products or alter Products, except by prior written approval of Manufacturer.

                  9.7 All costs, including salaries, contributions to Social Security, severance pay and other expenses incurred by Distributor in connection with its performance under this Agreement shall be borne solely by Distributor and Distributor agrees to indemnify and hold Manufacturer harmless from any and all liability under laws relating to liabilities of employers with respect to their employees.

                  9.8 If so requested by Manufacturer, Distributor shall provide adequate financial information on a confidential basis, or in the alternative, credit references satisfactory to Manufacturer to assure Manufacturer of Distributor's financial capability to conduct its ongoing business.

         10. MINIMUM PURCHASE OBLIGATIONS.

                  10.1 During the original term of this Agreement, there shall be no minimum purchase obligations. Upon any renewal of this Agreement, minimum purchase obligations shall be as agreed by the parties.

                  10.2 In the event Distributor shall fail to meet any minimum purchase requirements as set forth in Section 10.1 upon any renewal of this Agreement, Distributor shall have defaulted under this Agreement, and Manufacturer may terminate this Agreement pursuant to Section 11.

         11. TERM OF AGREEMENT; TERMINATION.

                  11.1 This Agreement shall commence on the date of the closing of the transactions contemplated in the Asset Purchase Agreement dated the date hereof and by and between the parties hereto and shall continue for a term of one (1) year (the "Initial Term"). This Agreement will be null and void in the event such closing does not occur on or before June 15, 1995. The term will be automatically renewed for one-year periods ("Renewal Terms") unless either party provides the other party with written notice, no later than sixty (60) days prior to the expiration of the Initial Term or a Renewal Term, of such party's intention of not renewing this Agreement. In the event that on the expiration of the Initial Term or a Renewal Term of this Agreement neither party has served notice of their intent to not renew the Agreement and the parties have not agreed upon minimum purchase requirements, but a distributor arrangement nonetheless continues, that arrangement shall be subject to the provisions of this Agreement, with the most recent agreed upon minimum purchase requirements, and the Agreement may be terminated by either party at any time, with or without cause, by a written notice of thirty (30) days.

                  11.2 Either party may terminate this Agreement by giving thirty (30) days' written notice to the other party of any material breach (including without limitation Distributor's failure to pay for Products in accordance with Section 5, or purchase minimum requirements in accordance with Section 10.1) of this Agreement, provided that as of the expiration of said thirty (30) day period such breach remains uncured (other than a breach by Distributor of Section 10.1).

                  11.3 Either party may terminate this Agreement immediately upon written notice to the other party if the other party shall: (i) file a voluntary petition in bankruptcy or be the subject of an involuntary petition in bankruptcy which is not dismissed within thirty
         (30) days of the date of filing; (ii) be voluntarily or involuntarily dissolved; or (iii) have a receiver, trustee or other court officer appointed for its property in connection with any such bankruptcy proceeding, liquidation or insolvency proceeding. Further, Manufacturer may terminate this Agreement immediately upon written notice in the event (i) Distributor fails to provide additional assurances when requested by Manufacturer under Section 3.3; (ii) Distributor transfers or assigns this Agreement or any right or obligation hereunder or sells or transfers any material interest in the ownership of Distributor without the prior written approval of Manufacturer; (iii) Distributor provides falsified data or information to Manufacturer; or (iv) Distributor ceases to function as a going concern or to conduct its operations in the normal course of business as currently conducted.

                  11.4 Manufacturer or Distributor may terminate this Agreement on ninety (90) days' written notice if there is a change in control (purchase of 50% or more) of Manufacturer, or in the event of a sale by Manufacturer of that portion of its business operation which includes the Products.

                  11.5 After the Initial Term of this Agreement, Manufacturer or Distributor may terminate this Agreement without cause on 180 days' written notice.

                  11.6 Termination of this Agreement shall not relieve Manufacturer of its obligations to deliver all Products ordered by Distributor and accepted by Manufacturer prior to such termination; nor will such termination relieve Distributor of its obligation to accept and pay for all Products ordered by Distributor under purchase orders issued by Distributor and accepted by Manufacturer prior to the date of such termination. Termination shall not relieve or release either party from its obligation to make any other payments which may be owing to the other party under the terms of this Agreement or from any other liability which either party may have to the other arising out of this Agreement or the breach of this Agreement. Following notice of termination, Manufacturer shall have no obligation to accept any orders for Products from Distributor.

                  11.7 Upon termination of this Agreement, Manufacturer shall have the right, but not the obligation, to repurchase all unexpired Products in the possession of Distributor at the price paid to Manufacturer by Distributor for said Products at the lower of Distributor's original invoice purchase price or the then current invoice price, provided, however, that such Products are new, unused, nonobsolete and in saleable condition as determined by Manufacturer. Distributor agrees to sell said Products to Manufacturer for said price should Manufacturer exercise this right to repurchase.

                  11.8 It is expressly understood and agreed that the right of termination set forth in this Section 11 is absolute, and that the parties have considered the possibility of the making of expenditures by one or both of the parties hereto in preparing for and the actual performance of this Agreement and the possibility of loss and damage resulting from termination hereof. It is the express intent and agreement of the parties that neither shall be liable to the other for damages arising by reason of the termination of this Agreement as hereinabove provided.

                  11.9 Notwithstanding anything contained herein to the contrary, Sections 13, 14.1.1, and 21 of this Agreement shall survive termination of this Agreement and shall remain in full force and effect.

         12. WAIVER OF BREACH. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of said party's rights under this Agreement with respect to other violations.

         13. DISCLAIMER OF WARRANTY. All Products shall be warranted by CNS only in accordance with the terms set forth in the CNS warranty as the same is included in Product packaging and as it may be changed from time to time at CNS's sole discretion. Representative may not alter or modify that warranty. Replacement or refund shall be the exclusive remedy. Manufacturer shall not be liable to Distributor, its agents or purchasers, for any incidental or consequential loss, personal injury, damage or expense, including loss of profits, arising, directly or indirectly, from the sale or use of the Product whether such claim is based on warranty, contract, negligence, strict liability or any other basis. Under no circumstances shall the liability of Manufacturer to Distributor exceed the amount paid by Distributor to Manufacturer for the particular Products involved. Distributor shall notify Manufacturer of any claimed defect and shall include model and lot number of each Product, as well as the number and date of invoice therefor. If the Products are to be returned to Manufacturer, written authorization and shipping instructions shall be transmitted to the Distributor. If the defect is the result of improper storage, all necessary expenses shall be borne by Distributor. Any Products returned to Manufacturer for replacement shall become the property of Manufacturer.

         14. DISTRIBUTOR'S REPRESENTATIONS AND ACTIONS.

                  14.1 Distributor's Representations.

                           14.1.1 Distributor, its agents and employees, shall
                  not make any statements, representations, warranties, or advertisements concerning the Products or their effectiveness which exceed in scope or are different in meaning from the statements made by the Company in its own literature (the "Permissible Statements"). Any statements, representations, warranties, or advertisements by Distributor, its agents or employees, which exceed in scope or are different in meaning from the Permissible Statements shall be the sole responsibility of Distributor and Distributor shall indemnify and hold Manufacturer harmless against the liability, costs, and expenses of any nature which Manufacturer may incur as the result of any such activities or any negligent or willful conduct by Distributor, its agents or employees. Manufacturer reserves the right at its sole discretion, separate from all other termination provisions of this Agreement, to terminate this Agreement immediately and cancel all open orders from Distributor if, in the sole judgment of Manufacturer, Distributor has made any statements, representations, warranties or advertisements concerning the Products beyond the scope of the Permissible Statements.

                           14.1.2 Distributor has been duly incorporated and is
                  validly existing as a corporation in good standing under the laws of the State of Minnesota and the undersigned has been duly authorized to execute this Agreement on behalf of the Distributor, and when so executed, this Agreement will constitute the valid and binding obligation of Distributor, enforceable in accordance with its terms.

                  14.2 Manufacturer's Representations.

                           14.2.1 Manufacturer has been duly incorporated and is
                  validly existing as a corporation in good standing under the laws of the State of Delaware.

                           14.2.2 Manufacturer is the exclusive licensee of the
                  Products and Manufacturer has obtained clearance to market the Product in the United States and Canada from the FDA and the Ministry of Health, respectively.

         15. TRADEMARKS AND TRADE NAMES.

                  15.1 Manufacturer hereby grants to Distributor permission to use all trademarks and trade names owned by Manufacturer on Products in connection with the advertising and sale thereof in conformity with the requirements set forth herein. In connection with such advertising and sales, Distributor agrees to use such trade name or trademark of Manufacturer as is requested by Manufacturer in the form requested by Manufacturer. Except as otherwise expressly provided in this Agreement, Manufacturer is not granting Distributor any rights or license whatsoever, by implication, estoppel or otherwise, to utilize Manufacturer technology, information, data, proprietary or patent rights, or trademarks or trade names which Manufacturer may have or may secure in the future, without the express written consent of Manufacturer.

                  15.2 Distributor shall not remove, cover, change, or add to the labels affixed by Manufacturer to Products without first receiving Manufacturer's written approval.

         16. PATENT INFRINGEMENT.

                  16.1 If a patent infringement action is commenced or threatened against Manufacturer as to any Product and Manufacturer elects to, as a result, discontinue the sale of any particular Product in any part or all of the Territory, Distributor shall discontinue its efforts to sell said Product in any such part or all of the Territory immediately upon receipt of written notice thereof from Manufacturer. Manufacturer shall indemnify Distributor against any and all claims brought against Distributor for patent infringement and will hold Distributor harmless against any and all damages relating thereto.

                  16.2 Distributor shall promptly notify Manufacturer in the event Distributor becomes aware of any activities of a third party that may constitute infringement of the Manufacturer's patents or pending patents on the Products.

         17. RECALL. Distributor shall maintain complete and accurate records of all Products sold by Distributor, its agents or employees (including without limitation a complete and current list of all customers who have purchased, the date of such purchases and the lot numbers of the units purchased). In the event of a recall of any of the Products, Distributor will, at its own expense, cooperate fully with Manufacturer in effecting such recall, including without limitation, promptly contacting any purchasers Manufacturer desires be contacted during the course of any such recall, and promptly communicating to such purchasers such information or instructions as Manufacturer may desire be transmitted to such purchasers.

         18. TRACEABILITY. Distributor agrees to comply with all traceability programs in effect at any time as initiated by Manufacturer. Manufacturer may examine and make transcripts of any records required as part of a traceability program at reasonable times during business hours.

         19. WARRANTY CREDIT. In order that Manufacturer may make accurate warranty representations and in order to promote the goodwill of Manufacturer, Distributor shall credit its customer's account for the amount of Distributor's mark-up, in addition to Distributor's costs whenever Manufacturer credits Distributor's account in fulfillment of a warranty obligation or in the case of Products recall by Manufacturer or advisory by Manufacturer.

         20. APPOINTMENT OF SUBDISTRIBUTORS. Distributor shall not, without the prior written approval of Manufacturer, appoint any subdistributors in the Territory in connection with the performance of this Agreement. In the event Manufacturer grants such approval, it is understood that such appointment shall be made only in the name and for the account of Distributor and shall be for a term no greater than the term of this Agreement. Distributor shall not grant to the subdistributors and/or sales representatives, any rights greater than those which are granted by Manufacturer to Distributor under this Agreement. Distributor shall also impose on the subdistributors and/or sales representatives, the same obligations as Manufacturer has imposed on Distributor under this Agreement for the purpose of protecting the goodwill of Manufacturer and the Products. Distributor shall defend, indemnify and hold Manufacturer harmless against any claims, loss, liability or expense, including attorneys' fees and court costs arising out of or based upon any claim made by any of Distributor's subdistributors, sales representatives or employees against Manufacturer.

         21. CONFIDENTIAL INFORMATION. Distributor specifically agrees to keep confidential and not to disclose to others any and all technical and other information marked "confidential" or "proprietary" made available to it by Manufacturer. Upon the request of Manufacturer, or in the event of the expiration or other termination of this Agreement, Distributor shall promptly return all such confidential and proprietary information to Manufacturer. Distributor agrees not to use any such confidential or proprietary information of Manufacturer except in conjunction with the purposes of this Agreement.

         22. FORCE MAJEURE. Manufacturer assumes no liability and shall not be liable to Distributor for any failure to fill, or any delay in filling, orders received and accepted by Manufacturer caused, in whole or in part, directly or indirectly, by strikes, lockouts, or any other labor troubles, fires, floods, acts of God, accidents, embargoes, war, riots, act or order of any government or governmental agency, delay in the delivery of raw material, parts, or completed merchandise by the supplier thereof, or any other cause beyond the control of, or occurring without the fault of, Manufacturer.

         23. NOTICE. All notices under this Agreement shall be in writing, and may be delivered by hand or sent by mail or facsimile transaction. Notices sent by mail shall be sent by registered mail, return receipt requested, and shall be deemed received on the date of receipt indicated by the receipt verification provided by the United States postal service. Notices delivered by hand or facsimile transaction shall be effective upon receipt. Notices shall be given, mailed, or sent to the parties at the following addresses:

         If to Distributor:                 Aequitron Medical, Inc.
                                                     14800 28th Avenue North
                                                     Minneapolis, MN 55447
                                                     Attn: Bill Milne
                                                     Phone: (612) 557-8233
                                                     Fax: (612) 557-8200

         If to Manufacturer:                CNS, Inc.
                                                     1250 Park Road
                                                     Chanhassen, MN  55317
                                                     Attn: Richard E. Jahnke
                                                     Phone: (612) 474-7600
                                                     Fax: (612) 474-6737

         Any party hereto may designate any other address for notices given it hereunder for written notice to the other party given at least ten (10) days prior to the effective date of such change.

         24. ENTIRE CONTRACT. There are no oral or other agreements or understandings between the parties affecting this Agreement or relating to the selling or purchase of Products. This Agreement supersedes all previous oral and written arrangements between the parties and is intended as a complete and exclusive statement of the terms of their understanding.

         25. AMENDMENTS. Amendments, if any, shall be in writing and valid only when signed by both parties.

         26. ASSIGNABILITY; CHANGE IN OWNERSHIP. This Agreement is personal to Distributor and may not be sold, assigned, or transferred without the written consent of Manufacturer. Distributor shall promptly notify Manufacturer of any substantial change in the nature or ownership of its business. In the event of the material change in the ownership or control of Distributor, or in the event of the sale by Distributor of that portion of the business operation which includes all or most of the Products and, Manufacturer has not consented to that change or sale, then this Agreement may be terminated at any time thereafter by Manufacturer upon written notice given at least sixty (60) days in advance of the effective date of termination. Manufacturer may assign this Agreement to any subsidiary or division controlled by it, or to an entity purchasing control of Manufacturer as provided in paragraph 11 of this Agreement.

         27. SEVERABILITY. In the event that any provision of this Agreement is held invalid by the final judgment of any court of competent jurisdiction, the remaining provisions shall remain in full force and effect as if such invalid provision had not been included herein.

         28. REMEDIES. The parties acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other relief afforded by law, an injunction against such violation may be issued against it and every other person concerned thereby, it being understood that both damages and an injunction shall be proper modes of relief and are not to be considered mutually exclusive remedies. In the event of any such violation, Distributor agrees to pay, in addition to the actual damages sustained by Manufacturer as a result thereof, the reasonable attorneys' fees incurred by Manufacturer in pursuing any of its rights under this Agreement.

         29. ACTION FOR BREACH. The time within which Manufacturer or Distributor may bring an action for breach of this Agreement shall be one year from the date of such breach. No action may be commenced after that one-year period.

         30. APPLICABLE LAW AND FORUM SELECTION. Except as altered or expanded by this Agreement, the substantive law (and not the law of conflicts) of the State of Minnesota shall govern this Agreement in all respects as to the validity, interpretation, construction and enforcement of this Agreement and all aspects of the relationship between the parties hereto. Any disputes between the parties hereto shall be resolved before a court of general jurisdiction located in Hennepin County, Minnesota, and jurisdiction is hereby conferred upon such court. In connection therewith, each party hereby agrees to submit to the jurisdiction of such court and to waive any possible defense of lack of personal jurisdiction before such court.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seal as of the day and year first above written.

                                AEQUITRON MEDICAL, INC.


                                By  /s/ James Hickey
                                Its President and CEO
                                Date        5/8/95


                                CNS, INC.


                                By /s/ Richard E. Jahnke
                                Its President and CEO
                                Date       5/8/95